Exhibit 99.1

October 20, 2017

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203
Michael Sherman (michael.sherman@huntington.com), 614.480.6114

HUNTINGTON BANCSHARES INCORPORATED ANNOUNCES 38% INCREASE IN QUARTERLY CASH DIVIDEND ON ITS COMMON STOCK AND DECLARES QUARTERLY CASH DIVIDENDS ON ITS PREFERRED STOCKS

Dividend on Common Stock Increased for Fourth Consecutive Year

COLUMBUS, Ohio - Huntington Bancshares Incorporated (www.Huntington.com) announced the Board of Directors declared a quarterly cash dividend on the company’s common stock (NASDAQ: HBAN) of $0.11 per common share, up $0.03, or 38%, from the prior quarter. The common stock cash dividend is payable January 2, 2018 to shareholders of record on December 18, 2017.

“We are pleased to reward our shareowners with an increased quarterly cash dividend for the fourth consecutive year,” said Steve Steinour, chairman, president, and CEO. “The continued execution of our strategic plan allows us to accelerate the achievement of our long-term financial goals and positioned us to deploy capital consistent with our well-stated capital priorities: to fund organic growth first, to support and grow our quarterly cash dividend, and then other uses including returning capital via share repurchases.”

In addition, the Board declared quarterly cash dividends on its four series of preferred stock. The Board declared a quarterly cash dividend on its 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (NASDAQ: HBANP) of $21.25 per share. The Board declared a quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $10.14792254 per share (equivalent to $0.2536981 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.875% Series C Non-Cumulative Perpetual Preferred Stock (NASDAQ: HBANN) of $14.69 per share (equivalent to $0.36725 per depositary receipt share). Finally, the Board declared a quarterly cash dividend on its 6.25% Series D Non-Cumulative Perpetual Preferred Stock (NASDAQ: HBANO) of $15.625 per share (equivalent to $0.390625 per depositary receipt share). All four preferred stock cash dividends are payable January 15, 2018 to their respective shareholders of record on January 1, 2018.

About Huntington

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $101 billion of assets and a network of 996 branches and 1,860 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.
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